EXHIBIT 23.5
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The Board of Directors
JLW Asia Holdings Limited
Hong Kong



We consent to the incorporation by reference in the registration statement on Form S-3 dated 10 February 1999 of LaSalle Partners Incorporated of our report dated 12 November 1998 with respect to the Group balance sheets of JLW Asia Holdings Limited and subsidiaries ("the Group") as of 31 December 1997 and 1996, and the related Group profit and loss accounts, Group statements of total recognized gains and losses, reconciliations of shareholders' funds and cash flows for each of the years in the three-year period ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 22 October 1998 (filed 9 December 1998) and to the reference to our firm under the heading "Experts" in the prospectus. Our report is based in part upon the report of other independent auditors, with respect to JLW Property Consultants Pte Ltd and its subsidiaries for the periods indicated in their report thereon.



/s/ KPMG
Certified Public Accountants
Hong Kong
10 February, 1999